ING Life Insurance and Annuity Company

Guaranteed Accumulation Account

Supplement dated May 17, 2013 to the
Guaranteed Accumulation Account Prospectus dated April 30, 2012

This supplement updates and amends certain information contained in your Guaranteed Accumulation Account Prospectus.
Please read it carefully and keep it with your current Prospectus for future reference.

IMPORTANT INFORMATION ABOUT THE COMPANY

The first three paragraphs of “The Company” section of the prospectus are deleted and replaced with the following:

ING Life Insurance and Annuity Company (the “Company,” “we,” “us,” “our”) issues the contracts described in the prospectus and is responsible for providing each contract’s insurance and annuity benefits. All guarantees and benefits provided under the contracts that are not related to the separate account are subject to the claims paying ability of the
Company and our general account.

We are a stock life insurance company organized under the insurance laws of the State of Connecticut in 1976 and, until
May 7, 2013, we were an indirect wholly owned subsidiary of ING Groep N.V. (“ING”), a global financial institution active in the fields of insurance, banking and asset management. Prior to January 1, 2002, the Company was known as
Aetna Life Insurance and Annuity Company.

Pursuant to an agreement with the European Commission (“EC”), ING has agreed to divest itself of ING U.S., Inc. and its subsidiaries, including the Company (collectively “ING U.S.”), which constitutes ING’s U.S.-based retirement, investment management and insurance operations. To effect this divestment, on May 7, 2013, ING completed an initial public offering
(“IPO”) of the common stock of ING U.S. While ING is currently the majority shareholder of the common stock of ING
U.S., pursuant to the agreement with the EC mentioned above ING is required to divest itself of at least 25% of ING U.S.
by the end of 2013, more than 50% by the end of 2014 and 100% by the end of 2016.

UPDATE TO THE “FURTHER INFORMATION” SECTION OF THE PROSPECTUS

The Securities Act of 1933 Act number referenced in the “Further Information” section of the contract prospectus is hereby deleted and replaced with the following: 333-180532.

X.180532-13	May 2013